HOMERIVER GROUP

PROPERTY MANAGEMENT, LEASING AND SERVICES AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of the 19th day of August, 2021 (the "Effective Date"), by and between **CAPVIEW RESIDENTIAL INCOME - FUND VII, LLC, "[Capview]"** ("Owner"), a Delaware limited liability company, and **HRG Management, LLC** a Delaware limited liability company (and together with its subsidiaries and subcontractors, "Manager" or "HRG").

RECITALS:

WHEREAS, Manager is duly licensed and fully authorized to lease and manage residential properties in the States of Arkansas, California, Florida, Idaho, Indiana, Illinois, Missouri, North Carolina, Ohio, Oklahoma, Tennessee, and Utah.

WHEREAS, Owner desires to hire Manager to act as Owner's agent to perform leasing and management services (including inspection, quality assurance, maintenance and supervising renovation) as more fully delineated herein (collectively, the "Services") with respect to each Property and each Qualifying Home thereon that it owns in accordance with the terms provided herein; and

WHEREAS, Owner and Manager desire to enter into this Agreement to more fully describe their respective rights and/or obligations with respect to the Services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Terms and Definitions

1.1 "Agreement" shall have meaning ascribed to such term in the first paragraph hereof.

1.2 "Claims" shall have the meaning ascribed to such term in Section 9.3

1.3 "Designated Officer" shall have the meaning ascribed to such term in Section 5.2.

1.4 "Effective Date" shall have the meaning ascribed to such term in the first paragraph hereof.

1.5 "Environmental Law" shall have the meaning ascribed to such term in Section 10.3.

1.6 "Hazardous Materials" shall have the meaning ascribed to such term in Section 10.3.

1.7 "Management Fee" shall have the meaning ascribed to such term in **Schedule "1"** attached hereto and made a part hereof.

1.8 "Manager" shall have the meaning ascribed to such term in the first paragraph hereof.

1.9 "Manager Insurance Coverage" shall have the meaning ascribed to such term in Section 9.1.

1.10 "Minor Maintenance Project" shall have the meaning ascribed to such term in Section 3.6.

1.11 "Monthly Invoiced Amount" shall have the meaning ascribed to such term in Section 5.4.

1.12 "Operating Account" shall have the meaning ascribed to such term in Section 5.2.

1.13 "Other Fees" shall mean the fees described in **Schedule "1"** attached hereto and made a part hereof.

1.14 "Owner" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

1.15 "Owner's Approved Repairs" shall have the meaning ascribed to such term in Section 3.6.

1.16 "Property" shall mean each real property that Owner identifies to Manager that Owner intends for Manager to manage. These properties shall from time to time also be noted and acknowledged by Owner and Manager, pursuant to the execution of an addendum in the form of **Exhibit "A"** attached hereto and made a part hereof, that Manager shall manage, LESS each real property that shall be subsequently removed from management by Owner, from time to time, by execution of an addendum in the form of **Exhibit "B"** attached hereto and made a part hereof, in each case listing each Qualifying Home applicable to such Property.

1.17 "Qualifying Home" shall be defined as a single family home purchased by Owner from time to time and located on a Property.

1.19 1.19 "Rental Receipts" shall have the meaning ascribed to such term in Section 4.1.

1.20 "Security Deposits Account" shall have the meaning ascribed to such term in Section 5.3.

1.21 "Services" shall have the meaning ascribed to such term in the Recitals. Services shall be performed in a timely manner for Owner.

1.22 "Term" shall mean a period of **one (1) year** from the Effective Date.

1.23 "Termination Effective Date" shall have the meaning ascribed to such term in Section 2.3.

1.24 "Working Reserve Amount" shall have the meaning ascribed to such term in Section 5.4.

1.25 "Working Reserve Expenses" shall have the meaning ascribed to such term in Section 5.4.

ARTICLE 2

Appointment and Term

2.1 Subject to the provisions of this Agreement, Owner appoints Manager as Owner's agent for the performance of the Services with respect to each Property, and Manager shall be Owner's exclusive manager relating to the Services for each Property and Qualifying Home that is the subject of this Agreement. Manager accepts this appointment for the Term.

2.2 At any time, and from time to time, Owner and Manager may elect to extend the Term of this Agreement by the mutual execution of a term extension agreement in the form attached hereto and made a part hereof as **Exhibit "C"**.

2.3 Owner or Manager may terminate this Agreement at any time and for any reason or for no reason by delivering to the other party written notice of such termination in the form attached hereto and made a part hereof as **Exhibit "D"**, in which event such termination shall be effective on the thirtieth (30th) day after such notice has been delivered or deemed delivered pursuant to Section 10.2 hereof (the "Termination Effective Date"). Upon the Termination Effective Date, Manager shall, on the date that is the later of (x) twenty (20) days after the Termination Effective Date and (y) payment by Owner to Manager of all amounts payable to Manager hereunder which date of such payment shall be no later than twenty (20) days after the Termination Effective Date (which payments shall include, without limitation, all Management Fees, Other Fees and any reimbursements payable hereunder to Manager through the Termination Effective Date and which payments Owner hereby authorizes Manager to pay itself from funds then on deposit in Operating Account and/or the Working Reserve Amount) (a) cause to be prepared and delivered all documents and items, including, without limitation, any keys, codes, financial statements, memoranda, certificates and any other information which may be required by law or regulation, which Manager possesses, holds, controls, stores or warehouses pursuant to

or in connection with this Agreement (it being understood that Manager shall have the right to retain copies of any of such documents it reasonably believes it may need to retain), (b) quit the Property and use commercially reasonable efforts to cooperate with Owner to accomplish an orderly transfer and transition of the operation and management of the Property to a party designated by Owner at the sole expense and cost of Owner (such expenses and costs of the transfer and transition, collectively, the "Transition Costs"); and (c) promptly deliver to Owner funds in the Operating Account and the Security Deposits Account. It is specifically acknowledged and agreed that Owner will only be liable for Management Fees and Other Fees through the Termination Effective Date and the Transition Costs and no other fees, costs and expenses shall be owed by Owner to Manager.

2.4 Transition and Cooperation. Upon the earlier of the termination or expiration of this Agreement, Manager shall have no further right to act on behalf of Owner or to disburse any of Owner's funds and Manager, agrees to do all other things reasonably necessary to cause an orderly and smooth transition of the management of the Property to a successor manager without detriment to the rights of Owner or to the continued management of the Property. Such transition responsibilities will include, without limitation, assistance in transferring security desposits, obtaining and transferring all files and personal property with respect to management of the Property, notifying Owner and other interested parties, and collecting such other information required by Owner.

ARTICLE 3

Manager's Rights and Duties

3.1 Manager shall, pursuant to the provisions of this Agreement, supervise and direct the renovation, leasing, management and operation of each Property and each Qualifying Home. All acts performed by Manager under or pursuant to this Agreement shall be done in Manager's capacity as an independent contractor of Owner and Manager shall not act or be deemed to act as an employee of Owner. Notwithstanding anything contained herein to the contrary, Manager assumes no liability whatsoever for any acts or omissions of Owner or any previous owners of each Property, or any previous property managers or other agents of either Owner or Manager. Manager assumes no liability for any failure of or default by any tenant in the payment of any rent or other charges due Owner or in the performance of any obligations owed by any tenant to Owner pursuant to any rental agreement or otherwise unless caused by the negligence of Manager; moreover, Manager assumes no liability for any negligence or willful misconduct of third parties, including, but not limited to, tenants. Nor does Manager assume any liability for previously unknown violations of environmental or other regulations which may become known during the period this Agreement is in effect. Any environmental violations or hazards actually discovered by Manager shall be brought to the attention of Owner in writing and Owner shall be solely responsible for such violations, hazards or claims arising from such conditions. Further, Manager assumes no liability for the financial performance of each Property. Owner shall be solely liable for all vendor claims and tenant claims, whether made against Owner or Manager, for all acts or omissions of Manager within the scope of its agency; provided however, that Manager shall

remain liable for the negligence of its employees. Manager shall not be liable for any negligence or willful misconduct of any third party, and does not assume and is given no responsibility for compliance of each Property and each Qualifying Home or any building thereon or any equipment therein with the requirements of any building codes or with any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having jurisdiction thereover, except to notify Owner promptly or forward to Owner promptly any complaints, warnings, notices or summons received by Manager relating to such matters. Owner authorizes Manager to disclose the ownership of the Property to any such officials.

3.2 Manager shall perform all of its obligations under this Agreement in a manner consistent with the performance standards and customary services provided by other reputable managers of comparable properties in the metropolitan areas in which each Property and Qualifying Home is located.

Manager will adhere to all federal, state and local Fair Housing laws in the leasing, advertising and all property management duties relating to the Property. Manager will have available at all times the necessary forms and supplies required for the leasing and operations of the Property.

3.3 Without otherwise limiting Manager's obligations, Manager shall (a) maintain good, business-like relations with tenants of each Qualifying Home; (b) use commercially reasonable efforts to collect past-due monthly rentals and other sums due from tenants; (c) coordinate and oversee non-legal and legal action to evict tenants delinquent in the payment of their rent and other sums or to otherwise gain lawful possession of the Property; (d) take commercially reasonable actions to market and advertise the availability of any of each Qualifying Home for rent; (e) provide Owner with Manager's advice and counsel on ways to improve the leasing, operation, management and profitability of each Qualifying Home; (f) use commercially reasonable efforts to lease each Qualifying Home on a form of lease in substantially the form attached hereto and made a part hereof as **Exhibit "E"** (the "Lease Form"), as same may be amended in the reasonable discretion of Manager from time to time; and (g) inspect each Qualifying Home interior, subject to the reasonable cooperation of any tenant(s) of such Qualifying Home, approximately every six (6) months (or provide findings to Owner related to condition of such Qualifying Home. Owner specifically authorizes Manager to execute leases in Owner's name and on Owner's behalf. Owner acknowledges that Manager charges tenants of its managed Properties certain reasonable and customary fees, which shall accrue to the benefit of Manager, and Owner assents to such charges being included as appropriate in the Lease Form for various applicable territories. Notwithstanding anything to the contrary set forth in this Agreement, Manager has no authority and is not authorized to execute any purchase and sale agreement or option to purchase agreement and is not authorized to dispose of or option to dispose of any right, title or interest of owner in all or any part of a Property or a Qualifying Home nor enter into any other agreement disposing of any right, title or interest of Owner in all or any part of a Property or a Qualifying Home or which may be otherwise binding upon Owner, except as specifically provided herein.

3.4 In the event that any Qualifying Home that is the subject of a Property pursuant to this Agreement is vacant, Owner hereby provides Manager with the power and authority to act on behalf of Owner, at Owner's expense, with respect to the procurement of utility and waste

management services and vendors for all landscaping, pool maintenance, other safety features and any other necessary services for such Qualifying Home. In addition to and in no way in limitation of the foregoing, Owner authorizes Manager to use funds on deposit in the Working Reserve Amount for any necessary utility deposits required for utility service at any such Qualifying Home described in this Section 3.4 and any other necessary services as described herein.

3.5 Manager shall investigate, hire, train, instruct, pay, promote, discharge and supervise the work of its employees employed by Manager in the performance of its obligations under this Agreement. Manager shall, unless Owner shall choose to do so as set forth in Section 3.6 hereof and in such event Owner shall, be generally responsible for the hiring of independent contractors and vendors for any necessary repairs and/or maintenance work to be performed at a Property that is the subject of this Agreement pursuant to the terms hereof. Under all circumstances, the reasonable costs and expenses associated with such independent contractors and vendors shall be paid for on a timely basis by Owner. All contracts with all nonemployee service providers, including vendors and independent contractors, shall be terminable, without penalty, on not more than thirty (30) days' notice.

Manager shall, at Owner's expense, and subject to timely payment by Owner for the same, maintain each Property and Qualifying Home in good condition and repair, consistent with substantially similar residential properties in the immediate neighborhood and metropolitan areas in which such Property and Qualifying Home is located. Based upon a visual inspection of the Property, Manager shall regularly and routinely apprise Owner of any obvious repairs or replacements needed at any Qualifying Home. Owner may elect to cause such repairs and replacements to be completed and in such event, Owner shall be fully responsible and liable therefor in all respects. Alternately, Owner may direct Manager to cause such repairs and replacements to be completed at Owner's expense pursuant to a budget agreed upon in advance by Owner and Manager (in each case, the "Owner's Approved Repairs"). Manager shall not under any circumstance be responsible for the costs and expenses associated with any of the Owner's Approved Repairs or otherwise with respect to the repair, maintenance or other costs and/or expenses associated with each Property and/or Qualifying Home. Notwithstanding the foregoing, Manager may make, cause to be made, and/or supervise projects for, minor repairs, improvements, alterations and decorations of the Property without the prior approval of Owner (each a "Minor Maintenance Project"), provided, that the expenditure amount for each Minor Maintenance Project is less than the expenditure cap set forth in **Schedule "2"** attached hereto and made a part hereof, and the costs of such Minor Maintenance Project shall be paid for by funds then on deposit in the Operating Account. Furthermore, and notwithstanding the foregoing, Owner authorizes Manager to perform and pay for any reasonable expenditure from funds on deposit in the Operating Account which is necessary or required because of danger to life or property, or which is immediately necessary for the preservation and safety of a Property or a Qualifying Home or the safety of tenants and occupants thereof, or if required to avoid the suspension of any necessary service to the Property, or to comply with any and all applicable federal, state or local laws, rules, regulations or ordinances and Manager shall, as reasonably practicable, notify Owner with regard thereto. Under no circumstances shall Manager be required to expend its own funds with respect to anything set forth in this Agreement; provided, however, if Manager shall choose to do so, Owner shall reimburse Manager therefor within fourteen (14) days of Owner's receipt of an invoice with respect to reasonable expenses with respect thereto.

3.7 Manager shall, in a timely manner, obtain and maintain all licenses and permits required by law or regulation in connection with the Services. Manager shall not institute any legal proceeding in the name of Owner or on behalf of Owner or any Qualifying Home without Owner's prior express written consent and authorization.

3.8 As soon as is reasonably practicable after Manager is actually aware of the same, Manager shall provide Owner with a reasonably detailed written description of any (a) alleged violation, default or breach of any Property or Qualifying Home under any applicable law or regulation to which such Property or Qualifying Home is subject; (b) actual or threatened (in writing) litigation to which Owner and/or all or any Property or Qualifying Home are or may be subject; (c) actual or threatened (in writing) condemnation proceedings affecting any Property or Qualifying Home; or (d) damage to or destruction of any Property or Qualifying Home.

3.9 Manager shall give prompt and timely notice to Owner of any lawsuits, actions or proceedings (of which Manager obtains knowledge) instituted or threatened against Manager, the Property or Owner arising out of this Agreement, Manager's duties hereunder, Owner's ownership of the Property. Manager shall receive and respond to complaints and requests from parties to any and all operating agreements, licenses, service contracts, easement and restriction agreements and all other material agreements affecting or relating to the Property or the management thereof and from others having contractual or business relations with Owner in connection with the Property, and shall promptly give Owner notice by telephone, with confirmation by email, of service on Manager of any summons, subpoena or other legal document, including, without limitation, any notices, letters or other communications asserting any claim against Owner of the Property, and shall include with the confirmation by mail a copy of any such legal document. In addition to the foregoing provisions of this subsection, and the other provisions of this Agreement, Manager agrees to keep Owner apprised of all significant events concerning the Property and its operation in its monthly report packages.

ARTICLE 4

Management Fees, Expenses and Other Owner Obligations

4.1 On or prior to the fifteenth (15th) day of each calendar month, Owner shall pay Manager the Management Fee and the Other Fees, if any, earned for that calendar month and Owner hereby authorizes Manager to make such payment directly each month from the Rental Receipts or, as applicable, other monies on deposit in accounts set up hereunder. For purposes of this Agreement, the term "Rental Receipts" shall mean and refer to the sum of all tenant rent payments and other non-deposit amounts actually collected from tenants of each Property and Qualifying Home that are attributable to that calendar month or months prior thereto.

4.2 Owner shall be liable for all costs and expenses necessary to maintain and operate each Property and Qualifying Home; provided, however, that each single cost and expense that is not a Minor Maintenance Project and is in excess of the expenditure cap set forth in **Schedule "2"**

attached hereto and made a part hereof must be approved by Owner in writing and in advance. Manager shall collect the Rental Receipts from tenants and the applicable security and other deposits from tenants and deposit the same in the applicable accounts therefor as set forth herein.

4.3 Owner agrees that all discounts, rebates, and other direct or indirect benefits from vendors and service providers performing work on or services to the property or relating to the Property (collectively, "Discounts") shall accrue to the benefit of the Manager for all services managed and ordered by Manager, provided that such Discounts shall be capped at ten percent (10%) of the aggregate cost. Further, any work on or services receiving such Discounts shall be priced at prevailing market rates. To facilitate the efficient operation of the Property, Owner shall provide to Manager such information, documents and certificates regarding the same as Manager shall reasonably request and as Owner has in its possession and/or that Owner in good faith believes Manager should be aware of in performing its obligations hereunder.

4.4 Throughout the Term of this Agreement, in addition to Owner's other obligations set forth elsewhere in this Agreement, Owner agrees to do the following:

(a) Pay Manager for its services in the amounts and in the manner and at the times described in this Agreement.

(b) Promptly (and no later than ten (10) days after request therefore) reimburse Manager, upon written demand, to the full extent of all funds advanced by Manager for Owner's account in carrying out the terms and conditions of this Agreement; it being understood that Manager shall not have any affirmative obligation to so expend its own funds hereunder. For renovation or maintenance bills totaling $1000 or more, Manager may request Owner to provide Manager a deposit equal to at least 50% of the quoted services prior to commencement of repairs. Owner further agrees to remit the remainder of funds owed for large projects no later than 10 days after repairs are completed and billed.

(c) Promptly comply with and abide by, at Owner's expense, all laws, rules, codes, statutes, regulations, orders, notices, determinations, ordinances and any other requirements of any federal, state, municipal and other governmental authority, now in force or which may hereafter be in force, relating to any Property and/or Qualifying Home

ARTICLE 5

Deposits, Disbursements, Working Capital and Distributions

5.1 Manager shall exercise reasonable efforts to promptly collect all rents and other charges for services provided in connection with the use of the Property. All monies collected shall be promptly deposited in accordance with Owner's requirements as set forth herein. When necessary as determined by Manager in its sole discretion, Manager is authorized to institute the following actions: (a) terminate tenancies, (b) sign and serve such notices as are deemed necessary by Manager, (c) institute and prosecute actions and evict residents, (d) recover rents and other sums due by legal proceedings, and (e) settle, compromise, and release such actions or suits, or re-institute such tenancies. Reasonable attorney's fees, filing fees, court costs, and other necessary

expenses incurred in connection with such actions and not recovered from residents shall be paid out of the Operating Account. Manager may select the attorney of its choice to handle such actions.

5.2 Owner hereby authorizes Manager to deposit all of the Rental Receipts and other sums obtained from tenants under the leases, other than the security deposits that are deposited into the Security Deposits Account as set forth in Section 5.3 below, that are the subject of a Property or Qualifying Home into an FDIC insured account in Owner's name at a depository bank approved by Owner (the "Operating Account"). Manager shall not be liable in the event of bankruptcy or failure of the depository bank where such of the Rental Receipts and any other sums are deposit in the Operating Account. On the fifteenth (15th) and thirtieth (30th) of each month, Manager shall, to the extent funds are available after (a) payment of Management Fees, Other Fees and fees charged to tenants that shall accrue to the benefit of Manager as described in Section 3.3 above, and (b) the Working Reserve Amount is adequately funded as required hereby, remit to Owner pursuant to Owner's instructions on **Schedule 3** hereto, as such instructions may be modified from time to time by Owner, any net cash proceeds on deposit in the Operating Account.

5.3 Owner hereby authorizes Manager to deposit all security deposits received by Manager in connection with leases of each Property and Qualifying Home into an FDIC insured account at a depository bank approved by Owner (the "Security Deposits Account"). Manager shall not be liable in the event of bankruptcy or failure of the depository bank where such security deposits are deposited in the Security Deposits Account. The Security Deposits Accounts shall permit only specifically the Designated Officers of Manager to draw or direct the draw of funds from the Security Deposits Accounts.

5.4 Owner shall deposit a working reserve deposit amount as set forth in **Schedule "2"** attached hereto (the "Working Reserve Amount") into the Operating Account. Amounts on deposit up to the Working Reserve Amount constitute funds available to Manager to disburse, in accordance with this Agreement, as necessary for purposes of satisfying certain pre-approved or other approved costs and expenses (the "Working Reserve Expenses") with respect to a Property and/or a Qualifying Home. Any such pre-approved or approved Working Reserve Expenses include, but are not limited to(a) curing of health and safety issues; (b) correction of emergency community or municipal violations; (c) emergency maintenance repairs; (d) direct payments to occupants in connection with cash-for-keys arrangements; (e) utility deposits and county rental registrations, (f) working capital required by Manager to satisfy normal operating expenses, and (g) any other expenses as set forth herein or otherwise applicable to a Property or a Qualifying Home or other financial obligations of Owner as set forth herein. Within fifteen (15) days after the end of each calendar month, Manager shall provide detailed invoices and back-up evidence with respect to the Working Reserve Expenses (the "Monthly Invoiced Amount") expended during the previous calendar month. If the Working Reserve Amount does not equal, in the aggregate, with respect to each Property and Qualifying Home under this Agreement, the aggregate amount of funds required to be on deposit up to the Working Reserve Amount, then Owner shall, within two (2) business days, replenish the Operating Account up to the Working Reserve Amount in the amount of such deficiency.

5.5 Manager may disburse funds from the Operating Account and the Security Deposits Account as appropriate and necessary to manage and operate each Property and

Qualifying Home in accordance with this Agreement.

ARTICLE 6

Accounting, Books and Record

6.1 Manager shall maintain in a manner customary and consistent with generally accepted accounting principles, accounting records based on the Owner's fiscal year-end.

6.2 Manager shall furnish as listed on **Exhibit "F"** monthly and/or quarterly reports of collections, disbursements, and other accounting matters. These reports will be received by Owner not later than the twentieth (20th) day of each subsequent month. To support the monthly financial reports, Manager shall maintain at Manager's premises copies of the following: (a) bank statements, bank deposit slips, and canceled checks, (b) comprehensive bank reconciliations, (c) detailed cash receipts records, (d) summaries of adjusting journal entries, and (e) copies of paid invoices.

6.3 Owner reserves the right to conduct examination of the books and records maintained by Manager for Owner, and to perform any and all audit tests relating to Manager's activities, either at the Property, or at the office of Manager during normal business hours; provided such examination and tests are related to those activities performed by Manager for Owner. Owner shall give Manager 48 hours' written notice of any such audit or examination. Any and all such audits conducted either by Owner's employees or appointees will be at the sole expense of Owner.

HOMERIVER GROUP

ARTICLE 7

Addition and Removal of Qualifying Homes

In the event that Owner desires to have Manager manage an additional Property or Qualifying Home pursuant to the provisions of this Agreement, then, in such case, Owner and Manager shall execute an addendum to this Agreement in the form of **Exhibit "A"** attached hereto and made a part hereof describing such Property or Qualifying Home. In the event that Owner shall subsequently determine, in its sole and absolute discretion, to remove a Property or Qualifying Home from management by Manager, such removal shall be effective upon Owner's execution of an addendum in the form of **Exhibit "B"** attached hereto and made a part hereof which Owner shall present to Manager for acknowledgement; provided, however, that such removal shall be effective regardless of whether Manager executes the acknowledgement of such removal.

ARTICLE 8

Default and Remedies

Neither Owner nor Manager shall be deemed to be in default under this Agreement unless it fails to remedy a breach of its obligations under this Agreement prior to the expiration of the fifteenth (15th) day after receipt of written notice from the other party of such breach. In the event of a default, the non-defaulting party shall be entitled to pursue all available remedies, concurrently and cumulatively, at law and in equity; provided, however, that in no event shall either party be entitled to recover any punitive, speculative or other similar damages, including, without limitation, lost profits and/or opportunity costs. The prevailing party in a legal or equitable action shall be entitled to collect all costs and expenses in connection with such action from the non-prevailing party, including, without limitation, reasonable attorneys' fees and costs, through all appeals.

ARTICLE 9

Insurance and Indemnities

9.1 Manager shall procure and maintain, at its sole cost and expense, insurance policies of the type, with the coverages and with the endorsements set forth in **Exhibit "G"** attached hereto and made a part hereof and applicable to Manager (collectively, the "Manager Insurance Coverage").

9.2 All contracts entered into with third party vendors or independent contractors shall require that any vendor or independent contractor performing work under this Agreement carries current, in force, insurance coverages of the type and amount sufficient to protect the Property, Qualifying Home, Owner and Manager. Upon request, Manager shall assist Owner in confirming that such requirement is satisfied unless such vendor or independent contractor is hired by Owner and in such case it shall be Owner's responsibility to so confirm.

9.3 Owner shall indemnify, defend and hold harmless Manager and each of Manager's affiliates, subsidiaries and parent companies and each of their respective officers, directors, representatives, agents, principals, partners, members, shareholders, contractors, insurers, attorneys and employees, and their respective successors and assigns, from and against any and all liabilities, obligations, claims, losses, causes of action, suits, proceedings, awards, judgments, settlements, demands, damages, costs, expenses, fines, penalties and fees (including, without limitation, the fees, expenses, disbursements and costs of attorneys and advisors) (as used in this Article 9, "Claims") to the extent attributable to or resulting in any way from or in connection with any Property, any Qualifying Home, the management of such Property or Qualifying Home, or the performance or exercise by Manager of the duties, obligations, powers and/or authorities herein, or hereafter granted to Manager, except to the extent Manager is obligated to indemnify Owner pursuant to Section 9.4 below and except to the extent Manager has acted with negligence, willful misconduct or fraud. Owner may name Manager as additional insured party on applicable Owner-held insurance policies upon written request to do so from the Manager and approval by the Owner.

9.4 Manager shall indemnify and hold harmless Owner and its affiliates, subsidiaries and parent companies and each of their respective officers, directors, representatives, agents, principals, partners, members, shareholders, contractors, insurers, attorneys and employees, and their respective successors and assigns, from and against any and all Claims to the extent attributable to any acts or omissions of Manager which have been held to be negligent or intentional.

9.5 Any and all indemnity obligations contained herein shall survive the expiration or termination of this Agreement by any party and are not extinguished as a result of this expiration or termination, regardless of the circumstances of termination.

9.6 Notwithstanding anything to the contrary contained herein, with the exception of the indemnity obligations described in Sections 9.3. 9.4 and 9.5 of this Agreement, Owner and Manager each hereby waive and release one another of and from any and all right of recovery, claim, action or cause of action against the other and its respective agents, officers and employees for any losses or damages that are insured against or required to be insured against under this Agreement or with respect to any Property or Qualifying Home that is the subject hereof. Such waiver shall apply regardless of whether the loss or claim is caused in whole or in part by the acts or omissions of a released party, and regardless of whether the waiving party maintains a third party policy against, or self-insures, all or any portion of the risks required to be insured against hereunder.

ARTICLE 10

Miscellaneous

10.1 This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). EACH OF THE PARTIES HEREBY

IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS Should Manager employ an attorney to enforce the payment obligations of Owner under this Agreement, or to recover damages for breach of this Agreement, Owner shall pay all reasonable costs, damages and expenses, including reasonable attorneys' fees, expended or incurred by Manager in connection therewith.

10.2 Any notice, demand or request required or permitted under this Agreement shall be in writing and delivered by hand; sent by registered or certified mail, postage prepaid, return receipt requested; or sent by nationally recognized commercial courier for next business day delivery to the parties at the addresses set forth below or to such other addresses as are specified by written notice given by such parties in accordance herewith, or shall be transmitted by electronic mail to the email address for each electronic mail to the email address for each such party set forth below or to such other contact coordinates as are specified by written notice given by such parties in accordance herewith:

OWNER:
CAPVIEW RESIDENTIAL INCOME - FUND VII, LLC
6119A Greenville Ave, Suite 434
Dallas TX 75206
Attn: Paul Dauterive
Email: paul.dauterive@capviewpartners.com

MANAGER:
HRG Management, LLC
12906 Tampa Oaks Blvd #100
Temple Terrace, FL 33637
Att: Doug Dale
Email: ddale@homeriver.com

All notices, demands or requests delivered by hand shall be deemed given upon the date delivered. Any notice, demand or request not received because of changed address or facsimile number of which no notice was given as hereinabove provided or because of refusal to accept delivery shall be deemed received by the party to whom addressed on the date of hand delivery, on the date of receipt of electronic mail, on the first calendar day after deposit with commercial courier, or on the third business day following deposit in the United States Mail, as the case may be.

10.3 Other than those Hazardous Materials used in the ordinary course of business, Manager shall not use, and shall prohibit the use of, any Hazardous Materials in each Qualifying Home by any person or entity where use of such material would violate any Environmental Law.

As used herein, the term "Hazardous Materials" means any oil and petroleum products, asbestos, polychlorinated biphenyl, radon and urea formaldehyde, and any other materials classified as hazardous or toxic or as pollutants or contaminants under any Environmental Law. As used herein, the term "Environmental Law" means any federal, state or local law, ordinance or regulation pertaining to health, industrial hygiene, waste disposal or the environment, including, without limitation: the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the federal Superfund Amendments and Reauthorization Act of 1986, the federal Resource Conservation and Recovery Act of 1976, the federal Clean Air Act, the federal Water Pollution Control Act and federal Clean Air Act of 1977, the federal Insecticide, Fungicide and Rodenticide Act, the federal Pesticide Act of 1977, the federal Toxic Substances Control Act, the federal Safe Drinking Water Act, the federal Hazardous Materials Transportation Act, and any amendments thereto and regulations adopted and publications promulgated pursuant thereto. Manager assumes no liability for violations of environmental or other regulations which may become known during the term of this Agreement, provided, that Manager and its employees have not acted with gross negligence in connection therewith. Any such violations actually discovered by Manager shall be promptly brought to the attention of Owner, and Owner shall promptly cure them and pay all costs with respect thereto.

10.4 In the event a Property contains an above or below ground pool, lake or any body of water, Owner acknowledges that the county or municipality in which the Property is located may have different swimming pool barrier requirements than the respective Property's State requirements; and that Owner shall comply with all applicable state, county and municipal pool barrier requirements and/or any other requirements (including, without limitation, and if applicable, the Virginia Graeme Baker Pool & Safety Act) in connection with the installation of any necessary pool barrier at Owner's cost and expense. If Manager becomes aware that the installation of a barrier is necessary to comply with such requirements or regulations on any Property, it shall install such pool barrier at Owner's cost and expense.

10.5 Nothing in this Agreement shall operate to create any partnership or joint venture relationship between Owner and Manager.

10.6 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.7 For avoidance of doubt, the terms and conditions set forth in the Recitals and the attached Schedules and Exhibits are incorporated into this Agreement and made a part of this Agreement for all purposes by this reference.

10.8 If either party to this Agreement incurs legal costs and expenses in connection with the enforcement of this Agreement, the successful party thereto shall be entitled to recover from

the other party all reasonable attorneys' fees and costs it incurred in connection with such efforts through all appeals.

10.9 This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original, and all of which shall collectively constitute one agreement. The Agreement may be executed and delivered by facsimile and/or electronic mail signatures in a pdf file and all such signatures shall be deemed originals for all purposes.

10.10 If any provision or term of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable for any reason whatsoever, the remainder of this Agreement shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent of law.

10.11 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, representations and covenants, oral or written. Any modification, change or amendment of this Agreement shall be in writing and executed by an authorized representative of Owner and Manager.

10.12 Owner represents and warrants that (a) Owner has the full power and authority to enter into this Agreement, and the person executing this Agreement is authorized to do so; (b) there are no written or oral agreements affecting any Property or any Qualifying Home other than tenant leases copies of which have been furnished to Manager; (c) all permits for the operation of each Property and each Qualifying Home have been secured and are current; and (d) Owner is not aware of any violation of any building or construction statute, ordinance or regulation that will affect the operation of any Property and/or Qualifying Home.

10.13 Owner may assign this Agreement or any interest herein or payments hereunder to an affiliated entity at any time in its sole and absolute discretion without the consent of Manager. Any other assignment by Owner, in whole or in part, shall require Manager's prior written consent.

10.14 The obligations of Owner and Manager under this Agreement (except the obligation of Owner to provide funds for the timely payment of fees and expenses of each Property and Qualifying Home as required hereby) shall be excused for that period of time that Owner or Manager, as applicable, cannot fulfill such obligations by reason of delays beyond its control, including, without limitation, acts of God, inclement weather, war, insurrection, terrorists acts, labor strikes, inability to obtain necessary materials or supplies, inability to obtain necessary permits, licenses or approvals or any other event commonly included within the definition of force majeure.

10.15 No provision of this Agreement shall be construed against or interpreted to the disadvantage of either Owner or Manager by any court or other governmental, judicial or arbitral authority by reason of either Owner or Manager having, or being deemed to have, structured or dictated such provision, the parties hereto acknowledging that the parties have jointly participated in the negotiation and preparation of this Agreement.

10.16 Any dispute between Owner and Manager as to the interpretation of this Agreement or the rights and obligations of any party hereto that cannot be resolved amiably between the parties shall be resolved first through mandatory non-binding mediation by one party notifying the other party of the same in writing. After receipt of such notice, the parties shall have five (5) business days to mutually select a mediator. If the parties cannot mutually select a mediator, the mediator shall be selected in accordance with the rules of the American Arbitration Association in effect in the county where subject Property is located within ten (10) days after such initial five (5) business day period. The parties agree to make best faith efforts to resolve any such dispute or claim through the mediation process which shall be conducted in all respects pursuant to the rules of the American Arbitration Association in effect in the county where the subject Property is located. The mediator should be a person with experience in connection with the business of property management for projects substantially similar to the subject Property whether from the business or legal perspective. All costs and expenses associated with the mediator and/or the mediation process shall be shared equally between the parties hereto. In the event that the parties are unable to resolve a dispute after having attempted to do so during such mediation process, then the parties shall be entitled to pursue litigation. Venue for any litigation shall be in the jurisdiction where the subject Property is located.

10.17 Each party hereto, knowingly and voluntarily, and for their mutual benefit, waives any right to trial by jury in the event of litigation regarding the performance or enforcement of, or in any way related to, this Agreement, whether directly or indirectly.

10.18 Manager and Owner each understands that certain information which has been or will be furnished in connection with this Agreement, including information concerning business relationships, procedures, pricing, policies, plans of the other party or any of its affiliates, is confidential and proprietary, and agrees that it will maintain the confidentiality of such information and will not disclose it to others (except for its related parties and affiliates who have a need to know such information) or use it, without the prior written consent of the other party. Information which is generally known in the industry, or could be known or developed in the ordinary course of business by a party hereto, without its being learned specifically from the other party hereto, or information that been has been disclosed to by third parties who have a right to do so, shall not be deemed confidential or proprietary information for these purposes. Notwithstanding the terms of this Section 10.18, if, in the absence of a protective order or the receipt of a waiver hereunder, a party hereto is, in the opinion of its counsel, compelled to disclose information concerning the other party to any tribunal or other government body, such party may disclose such information to such tribunal or other government body without liability hereunder.

10.19 Owner and Manager mutually represent and warrant to each other as follows:

a. They are not now nor will they be at any time following the execution of this Agreement a person with whom a U.S. person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the Office of Foreign Asset Control ("OFAC") (including those executive orders and lists published by OFAC with respect to Specially

Designated Nationals and Blocked Persons) or otherwise (such persons being referred to in this Agreement as "Prohibited Persons"); and

b. They have made reasonable inquiry and taken such other steps, consistent with best industry practices (including, without limitation, conducting background searches and checking published lists of Prohibited Persons) and in any event as required by applicable law, to ensure that no person who is an employee of their respective organization or who owns an interest in their respective organization is now, or will be at any time following the execution of the Agreement, a Prohibited Person.

[SIGNATURE PAGE FOLLOWS]

HOMERIVER GROUP

IN WITNESS WHEREOF, Owner and Manager have caused their respective duly authorized representatives to execute this Agreement as of the day and year first above written.

CAPVIEW RESIDENTIAL INCOME – FUND VII, LLC

by: DocuSigned by: Paul Dauterive C3746AEBA5204BC...

Print Name Paul Dauterive

Title Managing Director

HRG MANAGEMENT, LLC

by: DocuSigned by: Doug Dale 615E64A8DDC2495...

Print Name Doug Dale

Title Senior Vice President

[SIGNATURE PAGE OF MANAGEMENT & LEASING AGREEMENT]